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EXHIBIT 21

SUBSIDIARIES OF TRUEBLUE, INC.

CORPORATE NAME	Incorporated in State/Country of:
CLP Holdings Corp	Nevada
CLP Resources, Inc.	Delaware
Labor Ready Northwest, Inc.	Washington
Labor Ready Southwest, Inc.	Washington
Labor Ready Central, Inc.	Washington
Labor Ready Midwest, Inc.	Washington
Labor Ready Mid-Atlantic, Inc.	Washington
Labor Ready Northeast, Inc.	Washington
Labor Ready Southeast, Inc.	Washington
Labour Ready Temporary Services, Ltd.	Canada
Labour Ready Temporary Services UK, Ltd.	United Kingdom
Labor Ready Puerto Rico, Inc.	Puerto Rico
Labor Ready Holdings, Inc.	Nevada
PlaneTechs, LLC	Nevada
Project Trades Solutions, LLC	Nevada
Spartan Staffing, LLC	Nevada
Transportation Logistics Company, LLC	Nevada
TrueBlue Enterprises, Inc.	Nevada
Venue Ready, LLC	Nevada
Workers' Assurance of Hawaii, Inc.	Hawaii

TrueBlue, Inc. has several additional subsidiaries not named above. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constutute a "significant subsidiary" at the end of the year covered by this report.

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  EXHIBIT 21
SUBSIDIARIES OF TRUEBLUE, INC.